UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

FTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0780081
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Main Street, Suite 2900 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Preferred Stock Purchase Rights	NYSE American

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.                                           Description of Registrant’s Securities to be Registered.

On November 19, 2020, the Board of Directors of FTS International, Inc. (the “Company”) declared a dividend of one preferred stock purchase right (a “Right”), payable on November 30, 2020, for each share of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share, of the Company outstanding on November 30, 2020 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of November 19, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

After the Rights become exercisable, each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Share”) at a price of $71.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on November 19, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.                                           Exhibits.

Exhibit No.	Description of Exhibit
3.1

Certificate of Designations of Series A Participating Cumulative Preferred Stock of FTS International, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on November 19, 2020).

4.1

Rights Agreement, dated as of November 19, 2020, between FTS International, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on November 19, 2020).

99.1	Press Release dated November 19, 2020 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on November 19, 2020).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FTS International, Inc.

By:	/s/ Jennifer Keefe
	Name:	Jennifer Keefe
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Date: November 19, 2020

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